January 14, 2021	Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 U.S.A. +1.317.276.2000 www.lilly.com

For Release:        Immediately
Refer to:         Mark Taylor; mark.taylor@lilly.com; (317) 276-5795 (Media)
Kevin Hern; hernkr@lilly.com; (317) 209-6325 (Investors)

Gabrielle Sulzberger Elected to Lilly Board of Directors

INDIANAPOLIS – The board of directors of Eli Lilly and Company (NYSE: LLY) has elected Gabrielle Sulzberger as a new member, effective January 25, 2021. As a member of Lilly’s board, she will serve on both the Audit Committee and the Ethics and Compliance Committee.

Ms. Sulzberger is a strategic advisor to Two Sigma Impact, a private equity firm that combines active, principled ownership and data science, with the goal of achieving superior returns and positive social outcomes. Prior to joining Two Sigma Impact, Ms. Sulzberger was a general partner of private equity fund Rustic Canyon/Fontis Partners L.P. for 13 years. Ms. Sulzberger has previously served as principal of several private equity funds over her 30-year career in financial services, as well as chief financial officer of several public and private companies.

“I’m very pleased to welcome Gaby Sulzberger to the Lilly board of directors,” said David A. Ricks, chairman and chief executive officer. “Our expanded slate of directors provides a valuable mix of experiences, board tenure and diverse perspectives that serves our company and shareholders extremely well. Gaby’s financial expertise, prior board experience and deep corporate governance knowledge make her an excellent addition to the Lilly board.”

Ms. Sulzberger holds a Bachelor of Arts degree from the Woodrow Wilson School of Princeton University, a Master of Business Administration from Harvard Business School, and a Juris Doctor from Harvard Law School. She is currently a member of the boards of directors of MasterCard Incorporated, Brixmor Property Group Inc., Cerevel Therapeutics Holdings, Inc., and several other private companies and philanthropic organizations. Among her previous board positions, Ms. Sulzberger served as chairman of the board of Whole Foods, and had also served as audit committee chair for Whole Foods.

Ms. Sulzberger will stand for election by Lilly shareholders at the company’s annual meeting in May 2021.

About Eli Lilly and Company
Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com. C-LLY
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